EXHIBIT 99.1

Wednesday, March 17, 2010

Left Behind Games Inc. – CEO Update

Dear Shareholders,

We have recently received several comments from investors about the downward movement in our stock price. As you know, I am unable to say anything privately (in any way, including email or phone) that is not in an open forum to the public as doing so would be selective disclosure. And for this reason, I am hereby publishing my official response in reply to investors’ concerns:

1)

We are in the process of closing a merger with Digital Praise; a company that has generated $4.89 million in revenue selling Christian games in the past two years. In regard to the merger, there is a floor and a ceiling on the share conversions. This protects the transaction from any and all open market activity. To appreciate the extent of the talent and experience that will be behind LFBG after the merger, I would encourage investors to read the BIOs of our three new senior managers on the Digital Praise website at www.digitalpraise.com.

2)

We will soon publish our church marketing statistics which we have been working on for the past 18 months. We will present a case study of 1,500 church customers; these results have far exceeded our previous historical expectations and projections, millions in revenue to compliment our anticipated retail market growth.

3)

We continue to build concrete business partnerships and expand distribution. We have numerous other possible Christian media market leaders, some of which now reach out to us. We expect one of these to become another acquisition/merger target.

Should any investor be interested in visiting our offices, we welcome you.Please contact Janice Moore at (951) 440-2115 to arrange a date.

In closing, we (our existing team combined with the Digital Praise team) are moving forward with tremendous resolve that our long-term plans are well founded and we are, accordingly, well positioned for significant short-term and long-term growth.

Very kindly,

/s/ Troy Lyndon

Troy Lyndon

Chairman & Chief Executive Officer

Left Behind Games Inc.

dba Inspired Media Entertainment

troy@inspiredmedia.com

This letter may contain certain “forward-looking statements” that are based on the Company’s current expectations, assumptions, estimates and projections about its business and industry.  various words, including, but not limited to, “may,” “expects,” “plans,” “anticipates,” “intends,” “will or would,” and similar expressions (modified as may be required by the context) are intended to identify “forward-looking statements.”  There can be no assurance that any of such statements will accurately predict future events, and actual results are subject to various risks and uncertainties that could cause the Company’s actual results to differ significantly and materially from those reflected in any forward-looking statements.

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements which express the current beliefs and expectations of Left Behind Games’ management, including the expectation of improved sales of the company’s products. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games’ future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of Left Behind Games' Form 10-KSB for the year ended March 31, 2006, which is on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.